Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 1, 2007 to be effective as of the date services were first rendered, by Monarch Staffing, Inc., a Nevada corporation (the “Company”) and Quang X. Pham (the “Executive”).

WHEREAS, the Company desires to retain the services of Executive and the Executive desires to render such services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Employment Term.  The Company employs the Executive and the Executive accepts employment by the Company for one year, upon the terms and subject to the conditions set forth in this Agreement.  Employment may be sooner terminated under other terms of this Agreement.  The period of the Executive’s employment by the Company hereunder is referred to herein as the “Employment Term”.

2.           Responsibilities and Reporting.  The Executive shall devote the Executive's time, efforts, attention and skill to, and shall perform faithfully, loyally and efficiently the Executive's duties as the President and Chief Operating Officer of the Company (for the period from July 1 through August 31, 2007) and as the Chief Executive Officer of the Company (from and after September 1, 2007).  Executive shall have such responsibilities and duties as may, from time to time, be designated by the Company.  The Executive shall report to the Company’s Board of Directors.  Further, the Executive will punctually and faithfully perform and observe all rules and regulations which the Company may now or shall hereafter reasonably establish governing the Executive's conduct and the conduct of the Company's business which are consistent with this Agreement.  Executive further agrees that Executive will devote all of Executive’s business time and attention to the business of the Company, except that Executive may engage in a reasonable amount of related and complementary activities in operation of his company Sanspar, Inc.; provided that such activities are consistent with Executive’s position with the Company and do not interfere with Executive’s duties to the Company.  Executive will not render commercial or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Board of Directors.

3.           Compensation; Benefits.  In consideration of the services rendered to the Company by the Executive, the Company shall provide the Executive with the following compensation and benefits during the Employment Term:

(a)  Salary.

(i)  The Company will pay the Executive a salary at the annual rate of $160,000 (the “Salary”).  The Company will evaluate the Executive’s performance six months following the date hereof and will consider whether an adjustment in the Salary is appropriate.  Thereafter, performance appraisals and Salary adjustments will occur on each anniversary date of hire.

(ii)  The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect.  The Salary, and all other forms of compensation paid to the Executive hereunder, shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law.  The Executive shall be solely responsible for income taxes imposed on the Executive by reasons of any cash or non-cash compensation and benefits provided by this Agreement.

(b)  Bonus.  The Company will pay the Executive a quarterly bonus (the “Bonus”) equal to the excess, if any, of (x) 10% of EBITDA (as defined below) from the date hereof through the end of such fiscal quarter, over (y) the cumulative amount of Bonus that has been paid to Executive pursuant to this Section 3(b) for prior periods.  The Bonus will be payable within 45 days following the end of each fiscal quarter.   “EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company, as determined by Company (calculated to include revenue from only normal business operations and to exclude any extraordinary or nonrecurring income items).

(c)  Options.  The Company will grant to Executive an option to purchase a number of shares of the Company’s common stock equal to 8% of the number of currently outstanding shares of common stock.  The exercise price of such option will be:  (i) $0.25/share (with respect to 25% of the shares), (ii) $0.50/share (with respect to 25% of the shares), (iii) $0.75/share (with respect to 25% of the shares), and (iv) $1.00/share (with respect to 25% of the shares).  The option will vest 20% upon grant, and thereafter equally per quarter over the next succeeding eight quarters, and, so long as you continue to be employed by the Company.   The option will remain exercisable during the Employment Term and for a period of 90 days thereafter; provided that upon any termination of Executive’s employment pursuant to clause (vi) of Paragraph 4 below, the option will remain exercisable through the Expiration Date (as defined below).

(d)  Expenses and Benefits.

(i)  The Executive will be entitled to the following time off from work with pay: (A) all legal and religious holidays, and (B) three weeks vacation per annum (after completing six months of employment).  The Executive shall arrange for vacations in advance at such time or times as shall be mutually agreeable to the Executive and the Company’s Board of Directors.  The Executive may not receive pay in lieu of vacation.

(ii)  The Company will provide the Executive with, or reimburse the Executive for the cost of obtaining, medical and dental insurance for Executive and members of his immediate family.  The Executive may participate in all other employee benefit plans and/or arrangements adopted by the Company relating to pensions, hospital, medical, dental, disability and life insurance, deferred salary and savings plans, and other similar employee benefit plans or arrangements to the extent that the Executive meets the eligibility requirements for any such plan as in effect from time to time.

(iii)  The Company will provide the Executive with, or reimburse the Executive for the cost of purchasing the following equipment for use by Executive in connection with his employment hereunder: laptop computer and mobile or smart phone  In addition, the Company will pay, or the Executive will receive reimbursement by the Company, for reasonable and customary business and out-of-pocket expenses incurred by the Executive in connection with the performance by the Executive of the Executive's duties under this Agreement in accordance with the Company's policies and practices for reimbursement of such expenses, as in effect from time to time, including, without limitation, charges for the maintenance and operation of a cellular phone and internet services, reasonable and necessary travel, lodging, entertainment and meals incurred by the Executive in furtherance of the Company's business and at the Company's request.

4.           Termination of Employment.  The Executive's employment hereunder shall terminate upon the earliest to occur of any the following events, on the dates and at the times specified below:

(i)  the close of business on the date that is one year after the effective date of this Agreement, unless renewed in writing by the Company and the Executive (the “Expiration Date”);

(ii)  the close of business on the date of the Executive's death (“Death”);

(iii)  the close of business on the Termination Date (as defined below) specified in the Notice of Termination (as defined below) which the Company shall have delivered to the Executive due to the Executive's Disability.  "Disability" shall mean (i) if the Executive is absent from work for 30 calendar days in any twelve-month period by reason of illness or incapacity whether physical or otherwise; and (ii) a medical doctor certifies that Executive is disabled from performing the essential functions of his job, including attendance, with or without accommodation, and that he cannot attend work.  The Executive agrees, in the event of any dispute under this Section, and after receipt by the Executive of such Notice of Termination from the Company, to submit to a physical examination by a licensed physician selected by the Company.  The Executive may seek a second opinion from a licensed physician acceptable to the Company.  If the results of the first examination and the second examination are different, a licensed physician selected by the physicians who have performed the first and second examinations shall perform a third physical examination of the Executive, the result of which shall be determinative for purposes of this Section;

(iv)  the close of business on the Termination Date specified in the Notice of Termination which the Executive shall have delivered to the Company to terminate his employment (“Voluntary Termination”);

(v)  the close of business on the Termination Date specified in the Notice of Termination which the Company shall have delivered to the Executive to terminate the Executive's employment for Cause.  “Cause” as used herein means termination based on (i) the Executive's material breach of this Agreement, (ii) conviction of the Executive for (a) any crime constituting a felony in the jurisdiction in which committed, (b) any crime involving moral turpitude whether or not a felony), or (c) any other criminal act against the Company involving dishonesty or willful misconduct intended to injure the Company (whether or not a felony), (iii) substance abuse by the Executive, (iv) the failure or refusal of the Executive to follow one or more lawful and proper directives of the Board of Directors delivered to the Executive in writing, or (v) willful malfeasance or gross misconduct by the Executive which discredits or damages the Company; and

(vi)  the close of business on the Termination Date specified in the Notice of Termination which the Company shall have delivered to the Executive to terminate the Executive's employment other than for Cause.

Any purported termination by the Company or the Executive (other than by reason of Death or on the Expiration Date) shall be communicated by written Notice of Termination to the other.  As used herein, the term “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.  After receipt of a Notice of Termination related to a Voluntary Termination, the Executive shall continue to be available to the Company on a part-time basis at reasonable and customary hourly rates to assist in the necessary transition.

As used herein, the term “Termination Date” shall mean, (i) in the case of Death, the date of the Executive's death, (ii) in the case of expiration of the term hereof, the Expiration Date, or (iii) in all other cases, the date specified in the Notice of Termination.

Upon the termination of Executive’s employment, the Company shall pay to the Executive within five (5) days all sums due hereunder earned prior to or on the Termination Date; provided that upon any termination of Executive’s employment pursuant to clause (vi) of this Paragraph 4, the Company shall pay the Executive the balance of the Salary payable for the period from the Termination Date through the Expiration Date.

5.           Employee Covenants.

(a)  Trade Secrets and Proprietary Information.  The Executive agrees and understands that due to the Executive's position with the Company, the Executive will be exposed to, and has received and will receive, confidential and proprietary information of the Company or relating to the Company's business or affairs collectively, the “Trade Secrets”), including but not limited to technical information, product information and formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company's services or products, promotions, development, financing, expansion plans, business policies and practices and other forms of information considered by the Company to be proprietary and confidential and in the nature of trade secrets. Trade Secrets shall not include any such information which (A) was known to the Executive prior to his employment by the Company or (B) was or becomes generally available to the public other than disclosure by the Executive in violation of the provisions of this Section.  Except to the extent that the proper performance of the Executive's duties, services and responsibilities hereunder may require disclosure, the Executive agrees that during the Employment Term and at all times thereafter the Executive will keep such Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company.  This confidentiality covenant has no temporal, geographical or territorial restriction.  On the Termination Date unless the Executive remains as an employee of the Company thereafter (in which case, on the date which the Executive is no longer an employee of the Company), the Executive will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible product or document which has been produced by, received by or otherwise submitted to and retained by the Executive in the course of his employment with the Company.  Any material breach of the terms of this Paragraph shall be considered Cause.

(b)  Prohibited and Competitive Activities.  The Executive and the Company recognize that due to the nature of the Executive's engagement hereunder and the relationship of the Executive to the Company, the Executive has had and will have access to, has had and will acquire, and has assisted and may continue to assist in, developing confidential and proprietary information relating to the business and operations of the Company and its affiliates, including, without limitation, Trade Secrets.  The Executive acknowledges that such information has been and will be of central importance to the business of the Company and its affiliates and that disclosure of it to, or its use by, others (including, without limitation, the Executive (other than with respect to the Company's business and affairs)) could cause substantial loss to the Company.

The Executive and the Company also recognize that an important part of the Executive's duties will be to develop good will for the Company and its affiliates through the Executive's personal contact with Clients (as defined below), employees, and others having business relationships with the Company, and that there is a danger that this good will, a proprietary asset of the Company, may follow the Executive if and when the Executive's relationship with the Company is terminated.  The Executive accordingly agrees that the Executive will not at any time during the Employment Term or for a period of twelve months thereafter: (A) (other than in the course of the Executive's employment) disclose or furnish to any other person or, directly or indirectly, use for the Executive's own account or the account of any other person, any Trade Secrets, no matter from where or in what manner he may have acquired such Trade Secrets, and the Executive shall retain all such Trade Secrets in trust for the benefit of the Company, its affiliates and the successors and assigns of any of them, (B) directly or through one or more intermediaries, solicit for employment or recommend to any subsequent employer of the Executive the solicitation for employment of, any person who, at the time of such solicitation, is employed by the Company or any affiliate, (C) directly or indirectly, whether for the Executive's own account or for the account of any other person, solicit, divert, or endeavor to entice away from the Company or any entity controlled by the Company, or otherwise engage in any activity intended to terminate, disrupt, or interfere with, the Company's or any of its affiliates’ relationships with, Clients, or otherwise adversely affect the Company's or any of its affiliates' relationships with Clients or other business relationships of the Company or any affiliate thereof, or (D) publish or make any statement critical of the Company or any shareholder or affiliate of the Company or in any way adversely affect or otherwise malign the business or reputation of any of the foregoing persons (any activity described in clause (A), (B), (C) or (D) of this Section being referred to as a Prohibited Activity”); provided, however, that if in the written opinion of counsel, the Executive is legally compelled to disclose Trade Secrets to any tribunal or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal of only those Trade Secrets which such counsel advises in writing are legally required to be disclosed shall not constitute a Prohibited Activity provided that the Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable.  As used herein, the term “Clients” shall mean those persons who, at any time during the Executive's course of employment with the Company (including, without limitation, prior to the date of this Agreement) are or were clients or customers of the Company or any affiliate thereof or any predecessor of any of the foregoing.

(c)  Remedies.  The Executive agrees that any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore agrees that in the event of said breach or any threat of breach, and upon proof satisfactory to the court, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies to which the Company may be entitled at law or in equity for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The provisions of this Section 5 shall survive any termination of this Agreement.

(d)  Proprietary Information and Inventions.  The Executive agrees that any and all inventions, discoveries, improvements, processes, formulae, business application software, patents, copyrights and trademarks made, developed, discovered or acquired by him prior to and during the Employment Term, solely or jointly with others or otherwise, which relate to the business of the Company, and all knowledge possessed by the Executive relating thereto collectively, the “Inventions”), shall be fully and promptly disclosed to the Board of Directors and to such person or persons as the Board of Directors shall direct and the Executive irrevocably assigns to the Company all of the Executive's right, title and interest in and to all Inventions of the Company and all such Inventions shall be the sole and absolute property of the Company and the Company shall be the sole and absolute owner thereof.  The Executive agrees that he will at all  times keep all Inventions secret from everyone except the Company and such persons as the Board of Directors may from time to time direct.  The Executive shall, as requested by the Company at any time and from time to time, whether prior to or after the expiration of the Employment Term, execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment of the Inventions to the Company or its designees and any patent applications (United States or foreign) and renewals with respect thereto, including any other instruments deemed necessary by the Company for the prosecution of patent applications, the acquisition of letters patent and/or the acquisition of patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee.

6.           Representations and Warranties of the Executive.  The Executive represents and warrants to the Company that:

(i)  Except as set forth in paragraph 2, above, the Executive's employment by the Company as contemplated will not conflict with, and will not be constrained by, any prior or current employment, consulting agreement or relationship, whether written or oral; and

(ii)  The Executive does not possess confidential information arising out of any employment, consulting agreement or relationship with any person or entity other than the Company which could be utilized in connection with the Executive's employment by the Company.

7.           Binding Effect or Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, representatives, estates, successors and assigns, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise; provided, however, that no party hereto shall assign all or any portion of the such party’s rights or obligations under this Agreement without the prior written consent of the other party.

8.           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt.

9.           Amendment and Modification.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by each of the Executive and the Company. No such waiver or discharge by either party hereto at any time or any waiver or discharge of any breach by the other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party, shall be deemed a waiver or discharge of similar or dissimilar provisions or conditions, or a waiver or discharge of any breach of any provisions, at the same or at any prior or subsequent time.

10.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of California without giving effect to the conflict of law principles of that state.

11.           Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other portion of this Agreement, and this Agreement shall be construed as if such provision had never been contained herein.

12.           Withholding Taxes.  Notwithstanding anything contained herein to the contrary, all payments required to be made hereunder by the Company to the Executive, or his estate or beneficiaries, shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable federal, state or local law or regulation.

13.           Arbitration of Disputes. The parties hereto mutually consent to the resolution by arbitration of all claims and controversies arising out of or relating to this Agreement.

14.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, understandings and arrangements, either oral or written, between the parties with respect to the subject matter, and shall, as of the date hereof, constitute the only employment agreement between the parties.

16.           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated.

17.           Construction. The headings in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

“Company”
Monarch Staffing, Inc.

By: __________________
Name: David Walters
Title: Chairman of the Board of Directors

“Executive”
Quang X. Pham

By: ______________________